UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2011

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.
 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-1365354 (Commission File Number)	26-2816569 (I.R.S. Employer Identification No.)

No. 365 Chengde Street, Daowai District, Harbin Heilongjiang Province, The People’s Republic of China 150020 (Address of principal executive offices) (zip code)

(86) 0451-88355530
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report.)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor,
New York, NY 10006
Tel: (212) 930 9700
Fax: (212) 930 9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 7, 2011, Yilun Jin resigned as director of Weikang Bio-Technology Group, Inc. (the “Company”), effective April 7, 2011.  There was no disagreement or dispute between Mr. Jin and the Company which led to his resignation.

On April 07, 2011, Yvonne Zhang resigned as director of Weikang Bio-Technology Group, Inc. (the “Company”), effective April 08, 2011.  There was no disagreement or dispute between Yvonne Zhang and the Company which led to her resignation.

On April 08, 2011, the board of directors of the Company appointed Jeffery Chuang as a director of the Company, the chairman of the Audit Committee and a member of the Compensation Committee of the Company effective immediately. There is no understanding or arrangement between Jeffery Chuang and any other person pursuant to which Jeffery Chuang was selected as a director.  Jeffery Chuang does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  In connection with his appointment as a director, Jeffery Chuang received 10,000 shares of the Company’s restricted common stock.

Mr. Chuang is a U.S. Certified Public Accountant.  Currently, Mr. Chuang is the tax manager at Leslie, Wallace & Associates, LLP, a certified public accountant firm in Los Angeles, California. Mr. Chuang works on corporate, partnership and high net-worth individual tax compliance and planning. Prior to joining Leslie, Wallace & Associates, LLP, Mr. Chuang was auditor-in-charge in several local CPA firms where he gained extensive experience with auditing a variety of privately held companies, primarily in the manufacturing, retail and distribution industries. Mr. Chuang received a master’s degree in taxation from Golden Gate University and completed a Bachelor’s degree in finance from California State University, Northridge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2011	WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.

By:
Yin Wang
Chief Executive Officer and Chairman of the Board